Exhibit 99.1

Ducommun Incorporated to Acquire LaBarge, Inc.

ST. LOUIS--(BUSINESS WIRE)--April 4, 2011--LaBarge, Inc. (NYSE Amex: LB), a provider of electronics manufacturing services (EMS), and Ducommun Incorporated (NYSE: DCO), a provider of engineering and manufacturing services to the aerospace and defense industry, announced today that they have entered into a definitive agreement under which Ducommun will acquire LaBarge for a purchase price of $19.25 per share in cash. The transaction is valued at approximately $340 million, including debt assumed and net of cash acquired. The acquisition requires LaBarge stockholder approval and is subject to customary closing conditions. The transaction is expected to be completed in late June 2011. Certain officers and directors have agreed to vote a number of common shares representing approximately 19 percent of the voting power of the Company in favor of the merger.

Once the transaction is completed, LaBarge will be combined with Ducommun’s Technologies subsidiary, which will be renamed Ducommun LaBarge Technologies. The unit will be led by a senior team of individuals from both entities with LaBarge’s chief operating officer, Randy Buschling, serving as senior vice president of the division.

Craig LaBarge, chairman of the board, chief executive officer and president of LaBarge, said, “Following a very comprehensive exploration of strategic alternatives, LaBarge’s Board of Directors voted unanimously to recommend acceptance of Ducommun’s proposal to our stockholders. We believe this transaction creates significant value for LaBarge stockholders and new opportunities for our customers and employees. Combined, the two companies have complementary capabilities that we believe will be very appealing to many of our key customers. LaBarge has an excellent reputation for providing high-performance electronic and electromechanical products, and we look forward to continue doing so as part of the Ducommun team.”

Anthony J. Reardon, president and chief executive officer of Ducommun, added, “On behalf of everyone at Ducommun, let me state how important we view this acquisition as we extend a warm welcome to all members of the LaBarge team. We firmly believe this transaction will be a transformational event for both companies, combining two great organizations with common cultures and a shared vision. LaBarge, with its market leadership, proven management, and strong workforce, will bolster our technology business and, along with our AeroStructures operations, solidify our position as a world class manufacturing services company. Working together, we see a bright future for Ducommun LaBarge Technologies in serving our customers with access to new markets and global growth channels.”

Stifel Nicolaus Weisel is acting as exclusive financial advisor and Armstrong Teasdale and Bryan Cave LLP are acting as legal counsel to LaBarge, Inc.

Investor Conference Call and Webcast

Ducommun will host a conference call today, April 4, 2011, at 10:00 a.m. ET (7:00 a.m. PT) to discuss the LaBarge transaction and strategic rationale. To participate in the teleconference, please call 800-299-7928 (International 617-614-3926) approximately ten minutes prior to the conference time stated above. The participant passcode is 81970257.

The conference call will be webcast by Thomson/CCBN and can be accessed directly at the Ducommun Incorporated website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 617-801-6888, passcode 48073359. The webcast is also being distributed over Thomson/CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson/CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s website address is http://www.labarge.com.

Additional Information and Where to Find It

LaBarge intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the proposed transaction. The definitive proxy statement will be mailed or given to the stockholders of LaBarge. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE ACQUISITION, INVESTORS AND STOCKHOLDERS OF LABARGE ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by LaBarge with the SEC, may be obtained free of charge from the SEC’s website at http://www.sec.gov, the investor relations section of LaBarge’s website at http://www.labarge.com, by telephone at 314-997-0800, or by written request to LaBarge, Inc., c/o Corporate Secretary, 9900 Clayton Road, St. Louis, MO 63124.

Participants in the Solicitation

LaBarge and Ducommun and their respective directors and executive officers may be deemed to be “participants” in the solicitation of proxies from LaBarge stockholders in connection with the proposed transaction. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Ducommun’s 2011 proxy statement on Scheduled 14A filed with the SEC on March 29, 2011, and Ducommun’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 22, 2011. Information about LaBarge’s directors and executive officers is set forth in LaBarge’s proxy statement on Schedule 14A filed with the SEC on October 18, 2010, and LaBarge’s Annual Report on Form 10-K for the year ended June 27, 2010, filed with the SEC on September 3, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that LaBarge intends to file with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.’s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-812-9409
Director of Corporate Communications
colleen.clements@labarge.com
or
Ducommun
Chris Witty, 646-438-9385
Investor Relations
cwitty@darrowir.com